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print on Pages 2-.EXHIBIT 3(i).1

                   RESTATED CERTIFICATE OF INCORPORATION

                                    OF

                            GLOBAL MARINE INC.


          GLOBAL MARINE INC., a corporation organized and existing under the laws and by virtue of the General Corporation
Law of the State of Delaware,

          DOES HEREBY CERTIFY:

          1.   The name of the corporation is GLOBAL MARINE INC.

          2. The date of filing of its original Certificate of Incorporation with the Secretary of State was October 7, 1964.

          3. This Restated Certificate of Incorporation is adopted pursuant to the authority granted to the corporation under Section 303 of the General Corporation Law of the State of Delaware to put into effect and carry out the Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code for Global Marine Inc. and its Affiliated Debtors, as modified by the Modification to Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code For Global Marine Inc. and its Affiliated Debtors (as so amended, the "Plan"), as confirmed on February 2, 1989 by order of the United States Bankruptcy Court for the Southern District of Texas, Houston Division.

          4. The Restated Certificate of Incorporation, as pre-viously and herewith amended, is hereby restated to read in its entirety as follows:

          FIRST:    The name of the corporation is GLOBAL MARINE
INC.

          SECOND:   Its registered office in the State of
Delaware is located at Corporation Trust Center, 1209 Orange
Street, in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust
Company, Corporation Trust Center, 1209 Orange Street,
Wilmington, Delaware.

          THIRD:    The nature of the business, or objects or
purposes to be transacted, promoted or carried on are:

          To engage in the ownership, operation or charter of vessels used in the exploring (through seismographic study or otherwise) for minerals of all kinds (including oil, gas and other hydrocarbon substances).

          To buy, build, lease, or otherwise acquire, and to own, hold, maintain, improve, equip, manage, operate, lease, hypothe-cate, sell, convey, or otherwise encumber, ships, boats, barges, tankers, floats and other vessels, wharves, docks, dry docks, repair shops, piers and other facilities, tools, rigs, and other equipment useful in exploring for and acquiring underwater miner-als of all kinds.

          To charter, hire, equip, loan on commission, or other-wise use, repair, let out on hire, and trade with such vessels, facilities and equipment, and to otherwise carry on the business of shipowner and operator in all its branches with respect to such facilities and equipment.

          To carry on the business of drilling, boring and exploring for any and all mineral, hydrocarbon or metal substances, and of discovering, producing, storing, transporting, extracting, processing and otherwise and in any and every manner searching for, finding, acquiring, holding, moving, dealing in and with, contracting in any manner with respect to said substances, such business to be transacted on behalf of this corporation or on behalf of others under contract with this corporation.

          To conduct, furnish and sell or otherwise dispose of geological, geophysical and exploratory surveys, instruments, appliances and equipment for the determination of regional and/or other geological conditions, and to search for and to determine subsurface geological structures that may contain water or miner-als of any kind whatsoever, whether metallic or non-metallic, or that may be favorable to the accumulation of oil, gas, and other hydrocarbon substances, and to aid in the working of any geologi-cal structures.

          To develop, apply for, obtain, purchase, lease, take licenses in respect of or otherwise acquire, and to hold, own, enjoy, turn to account, sell, convey, grant licenses in respect of, manufacture under, introduce, sell, assign, improve, exploit, mortgage, pledge or otherwise dispose of, any and all inventions, devices, processes and improvements and modifications thereof; any and all letters patent of the United States or of any other country and all rights connected therewith or appertaining thereto; any and all copyrights granted by the United States or any other country or by any other governmental authority; and any and all trademarks, trade names, trade symbols and other indica-tions of origin and ownership granted or recognized under the laws of the United States or of any other country.

          To engage in and conduct any and all kinds of treating, processing, manufacturing, and/or mercantile businesses.

          To do, either as principal or agent, and either alone or in conjunction or by agreement with other corporations, partnerships, firms, associations and/or individuals, in any legal relationship or status, including, without in any wise limiting the generality of the foregoing, partnerships, associations, unit or co-operative plans of operation or development, and joint ventures, all and everything necessary, suitable, convenient or proper for the accomplishment of any of the purposes or the attainment of any of the objects in these Articles of Incorporation enumerated, or incidental to the powers herein specified; and to contract, upon any terms, and so as to establish any legal relationship or status, with any person, firm or corporation to do for this corporation, and to contract with any person, firm or corporation for this corporation to do for him or it, each and everything and anything which this corporation could do for itself.

          To buy, contract for, lease and in any and all other ways, acquire, take, hold, own, and to sell, mortgage, hypothe-cate, lease and otherwise dispose of, franchise rights and governmental, state, territorial, county and municipal grants and concessions of every character which this corporation may deem advantageous in the prosecution of its business, or in the maintenance, operation, development or extension of its properties.

          To enter into, make, perform and carry out contracts of every kind for any lawful purpose, without limitation as to amount, with any person, firm, association or corporation, municipality, county, parish, state, territory, government or other municipal or other governmental subdivision.

          From time to time to apply for, purchase, acquire by assignment, transfer or otherwise, exercise, carry out and enjoy any benefit, right, privilege, prerogative or power conferred by, acquired under or granted by any statute, ordinance, order, license, power, authority, franchise, commission, right or privi-lege which any government authority or governmental agency or corporation or other public body may be empowered to enact, make or grant; to pay for, aid in and contribute toward carrying the same into effect, and to appropriate any of this corporation's shares, bonds or assets to defray the costs, charges and expenses thereof.

          To purchase or otherwise acquire all or any part of the goodwill, rights, assets, property and business of any person, firm, association or corporation heretofore or hereafter engaged in any business similar or dissimilar to the business herein men-tioned, and to pay for the same in cash or in stock, bonds, notes or other obligations of this corporation or otherwise, with or without assuming in connection therewith any liabilities of any such person, firm, association or corporation, and to hold, enjoy and in any manner hypothecate or dispose of the whole or any part of the rights and property so acquired, and to conduct in any lawful manner and in the country, state or locality the whole or any part of the business thus acquired, and to exercise all the powers necessary or convenient in and about the conduct and management of such business.

          To acquire by purchase, subscription, exchange or otherwise, and to own, hold, sell, assign, transfer, exchange, hypothecate, pledge or otherwise dispose of, any of the shares of the capital stock of, and/or voting trust certificates for any shares of the capital stock of, and/or any bonds, debentures, notes, securities, mortgages or other evidences of indebtedness created or incurred by, any public, municipal, quasi-public or private corporation or association of any kind or any partnership, trust or individual; to pay cash therefor or to issue and exchange therefor shares of stock, bonds, notes or other obligations of this corporation; and as owner thereof to exercise all the rights, powers and privileges of ownership, including the right to vote any of the shares of stock or voting trust certificates thus owned; with power to designate some person or persons for that purpose from time to time and to the same extent as natural persons might or could do.

          To guarantee the payment of dividends or the payment of sinking fund requirements upon the stock, or the payment of the sinking fund requirements, or the principal, interest, premium, or any of them, of any bonds or obligations or evidences of indebtedness, or the performance of any contract, or any person, firm, trust, corporation or association, in so far as to the extent that such guarantee may be permitted by law.

          To borrow and lend money, but nothing herein contained shall be construed as authorizing the business of banking, or as including the business purposes of a commercial bank, savings bank or trust company.

          To purchase, hold, sell and transfer the shares of its own capital stock, provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

          To issue bonds, debentures, notes and other obligations of this corporation from time to time for any of the objects or purposes of the corporation, and to secure the same by mortgage, pledge, deed of trust or otherwise, or to issue the same unse-cured; to purchase or otherwise acquire its own bonds, debentures or other evidences of its indebtedness or obligations; to pur-chase, hold, sell and transfer the shares of its own capital stock to the extent and in the manner provided by the laws of the State of Delaware as the same are in force or may hereafter be amended.

          To carry on any other lawful business whatsoever which the directors may deem advisable or proper or convenient, or which may be calculated directly or indirectly to promote the interests of the corporation, or to enhance the value of its properties; and to have, engage in and exercise all the rights, powers and privileges which are now, or which may hereafter be conferred by the laws of Delaware upon corporations existing under its laws, and to do any and all of the things hereinbefore set forth to the same extent as natural persons could do.

          To transact, promote and carry on business and the objects or purposes herein enumerated in the State of Delaware or in any other jurisdiction of the United States of America or elsewhere in the world.

          To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts or territories of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory or country.

          In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.

          The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this Certificate of Incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

          FOURTH:   The corporation is authorized to issue one
class of shares of stock to be designated "Common Stock." The total number of shares of Common Stock which the corporation is authorized to issue is One Hundred Fifty-Five Million shares (155,000,000), $.10 par value per share.

          1. Dividend Provisions. The holders of the Common Stock shall be entitled to receive, when, as and if declared by the board of directors of the corporation out of funds legally available therefor, dividends payable in cash, in property or in shares of Common Stock.

          2. Liquidation Provisions. Upon any dissolution, liquidation or winding up of the corporation, the holders of out-standing shares of Common Stock shall be entitled to receive, ratably, all assets of the corporation available for distribution to stockholders.

          Neither the consolidation nor merger of the corporation with or into any other corporation or corporations, nor the sale of all or substantially all of its assets, shall be deemed to be a dissolution, liquidation or winding up within the meaning of this section captioned "Liquidation Provisions."

          3. Voting Rights. Each holder of shares of Common Stock issued and outstanding, except where otherwise provided by law or by this Certificate of Incorporation, as amended, shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the books of the corporation.

          (a) Cumulative Voting. At all elections of directors of the corporation, each stockholder entitled to vote shall have as many votes in the election of the directors to be elected as shall be equal to the number of votes to which (except for this provision as to cumulative voting) his shares are entitled multiplied by the number of directors to be elected, or in the case of a class vote for directors, the number of votes to which his shares of any class are entitled multiplied by the number of directors to be elected by such class, and he may cast all of such votes for a single director or may distribute them among the number to be voted for or any two or more of them as he may see fit, which right when exercised shall be termed cumulative voting.

          (b) No Stockholder Action Without a Meeting. No action required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting and the power of stockholders to consent in writing to the taking of any action is specifically denied.

          4. No Pre-Emptive Rights. No stockholder of this corporation shall by reason of his holding shares of any class have any pre-emptive or preferential right to purchase or sub-scribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes , debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be author-ized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the board of directors in its discretion from time to time may grant and at such price as the board of directors in its discretion may fix; and the board of directors may issue shares of any class of this corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

          FIFTH:    The corporation is to have perpetual exist-
ence.

          SIXTH:    The private property of the stockholders
shall not be subject to the payment of corporate debts to any extent whatever.

          SEVENTH:

               1. All corporate powers shall be exercised by the board of directors except as otherwise provided by law or by this Certificate of Incorporation.

               In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

               (a) To make, alter, amend and repeal the by-laws of the corporation, subject always to the power of the stockholders to change such action, and provided that such by-laws are not inconsistent with any provisions of this Certificate of Incorporation.

               (b) To fix, determine and vary from time to time the amount to be maintained as surplus and the amount or amounts to be set apart as working capital.

               (c)  To authorize and cause to be executed
          mortgages and liens upon the real and personal property of the corporation.

               (d) To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purposes or to abolish any such reserve in the manner in which it was created or both.

               (e) To designate by resolution or resolutions passed by a majority of the whole board one (1) or more committees, each committee to consist of two (2) or more of the directors of the corporation, which, to the extent provided in said resolution or resolutions or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

               2.   The number of directors which shall
          constitute the whole board of directors of the corporation shall not be less than three (3) nor more than fifteen (15), as specified from time to time by resolution or resolutions passed by a majority of the whole board. The board of directors is divided into three classes, Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected: the directors first designated to Class I shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 1989, the directors first designated to Class II shall serve for a term ending on the date of the second annual meeting next following the end of the calendar year 1989 and the directors first designated to Class III shall serve for a term ending on the date of the third annual meeting next following the end of the calendar year 1989. The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed.

               At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the board shall designate one or more directorships which term then expires as director-ships of another class in order more nearly to achieve equality of number of directors among the classes.

               Notwithstanding the rule that the three (3) classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. If any newly created directorship may, consistent with the rule that the three (3) classes shall be as nearly equal in number of directors as possible, be allocated to one (1) or two
          (2) or more classes, the board shall allocate it to that of the available classes whose terms of office are due to expire at the earliest date following such allocation.

               3.   Any director of the corporation may be
          removed at any annual or special meeting of stockholders from his office as a director by vote of the stockholders with or without cause, provided, however, that until following the second annual meeting of stockholders after February 28, 1989, the effective date of the Plan, no director may be removed without cause.

               4. Newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

               5. No contract or other transaction between the corporation and any other corporation shall be affected or invalidated by the fact that one or more of the directors of this corporation are interested in, or is a director or directors or officer or officers of such other corporation, and no contract or other transaction between the corporation and any other person or firm shall be affected or invalidated by the fact that one or more of the directors of this corporation is a party to, or are parties to, or interested in, such contract or transaction; provided that in each such case the nature and extent of the interest of such director or directors in such contract or other transaction and/or the fact that such director or directors is or are a director or directors is or are a director or directors or officer or officers of such other corporation is known to the board of directors or is disclosed at the meeting of the board of directors at which such contract or other transaction is authorized, and if stockholder approval is required, that such information is disclosed to the stockholders prior to the meeting of stockholders at which such contract or other transaction is voted upon.

               6. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of more than 50% of the voting power of all shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision of this Certificate of Incorporation or the by-laws of the corporation, or any other provision, inconsistent with or repeal this Article SEVENTH.

          EIGHTH:   Meetings of stockholders may be held outside
the State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Special meetings of stockholders may be called at such times and by such persons as provided in the by-laws of the corporation, or within not less than 120 days before the annual meeting of stockholders is held by the holders of at least 25% of the issued and outstanding common stock of the corporation provided that notice of such meeting is given as provided in the by-laws.

          NINTH:    The vote of the holders of shares of Common
Stock of this corporation required to approve certain business transactions shall be as set forth in this Article NINTH. Each capitalized term shall have the meaning ascribed to it herein.

          Section 1. Vote Required for Certain Business Transac-tions.

          A. Higher Vote for Certain Business Transactions. In addition to any affirmative vote required by law or this Certifi-cate of Incorporation or the by-laws, and except as otherwise expressly provided in Section 2 of this Article NINTH, any Busi-ness Transaction (as hereinafter defined) shall require the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of capital stock of this corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

          B. Definition of "Business Transaction." For purposes of this Article NINTH, the term "Business Transaction" used in this Article NINTH shall mean:

               (i) any merger or consolidation of this corpora-tion or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

               (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of this corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $10 million or more; or

               (iii)  the issuance or transfer by this
corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of this corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10 million or more, other than the issuance of securities upon the conversion of convertible securities of this corporation or any Subsidiary which were not acquired by such Interested Stockholder (or such Affiliate) from this corporation or a Subsidiary; or

               (iv) the adoption of any plan or proposal for the liquidation or dissolution of this corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder;

               (v) any reclassification of securities (including any reverse stock split), or recapitalization of this corporation, or any merger or consolidation of this corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of Equity Security (as hereinafter defined) of this corporation or any Subsidiary which is directly or indirectly beneficially owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.

          Section 2. When Higher Vote is Not Required. The pro-visions of Section 1 of this Article NINTH shall not be applicable to any particular Business Transaction, and such Business Transaction shall require only such affirmative vote, if any, as may be required by law, this Certificate of Incorporation, the by-laws, any agreement with any national securities exchange or otherwise, if all of the conditions specified in either of the following paragraphs A and B are met:

          A. Approval by Disinterested Directors. The Business Transaction shall have been approved by a majority of the Disin-terested Directors (as hereinafter defined); such approval (or any action or other approval required by the Disinterested Directors pursuant to this Certificate of Incorporation) may be made by a majority of the Disinterested Directors even if such majority does not constitute a quorum of the members of the Board of Directors then in office and shall be in addition to any other approval of this corporation's Board of Directors required by applicable law, this Certificate of Incorporation, the by-laws, any agreement with any national securities exchange or otherwise. If there are no Disinterested Directors, or if a tie vote shall occur, then this provision cannot be used to avoid the higher voting requirement and any action or other approval required by Disinterested Directors may not be taken and shall not be effective.

          B. Price and Procedure Requirements. All of the fol-lowing conditions shall have been met:

               (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the con-summation of the Business Transaction of consideration other than cash to be received per share by holders of common stock in such Business Transaction shall be at least equal to the higher of the following:

               (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of common stock acquired by it (1) within the twenty-four month period immediately prior to the first public announcement of the terms of the proposed Business Transaction (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

               (b) the Fair Market Value per share of common stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stock-holder (such latter date is referred to in this Article NINTH as the "Determination Date"), whichever is higher.

          (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Transaction of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Voting Stock (other than Common Stock) shall be at least equal to the highest of the following (it being intended that the require-ments of this paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock (other than Common Stock), whether or not the Interested Stockholder has pre-viously acquired any shares of a particular class or series of Voting Stock):

               (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the twenty-four month period immediately prior to the Announcement Date or
          (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

               (b) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dis-solution or winding up of this corporation; and

               (c) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

          (iii) The consideration to be received by holders of a particular class or series of outstanding Voting Stock (including common stock) shall be in cash or in the same form as the Inter-ested Stockholder has previously paid for shares of such class or series of Voting Stock. If the Interested Stockholder has paid for shares of any class or series of Voting Stock with varying forms of consideration, the form of consideration for such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock previously acquired by it.

          (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Transaction, except as approved by a majority of the Disinterested Directors, (a) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the common stock as to dividends or upon liquidation; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the common stock (except as necessary to reflect any subdivision of the common stock), and
(2) an increase in such annual rate of dividends as necessary to reflect each reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of common stock; and (c) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

          (v) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Transaction, except as approved by a majority of the Disinterested Directors, there shall have been no amendment to any trust or other agreement with respect to any employee savings, stock, pension or other benefit plan the effect of which is to change in any manner the provisions governing the voting of any stock in such plan.

          (vi) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by this corporation, whether in anticipation of or in connection with such Business Transaction or otherwise.

          (vii) A proxy or information statement describing the proposed Business Transaction and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regula-tions thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall have been mailed to public stockholders of this corporation at least 30 days prior to the consummation of such Business Transaction (whether or not such proxy or information statement is required to be mailed pursuant to such Act or any subsequent provisions). The proxy or information statement shall contain at the front thereon, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Transaction which the Disinterested Directors, or any of them, may choose to state and, if deemed useful by a majority of the Disinterested Directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of such Business Transaction, from the point of view of the remaining public stockholders of this corporation (such investment banking firm to be selected by a majority of the Disinterested Directors and to be paid a reasonable fee for its services by this corporation upon receipt of such opinion).

          (viii) The price determined in accordance with para-graph B(i) and B(ii) of this Section 2 shall be subject to appro-priate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

          Section 3.  Certain Definition.  For the purpose of
this Article NINTH:

          A. A "person" shall mean any individual, corporation, association, group (as such term is used in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on January 1, 1989), partnership or other entity.

          B.   "Interested Stockholder" shall mean any person
(other than this corporation or any Subsidiary or any employee benefit plan of this corporation or any Subsidiary) who or which:

          (i) is the beneficial owner, directly or indirectly, of 10% or more of the combined voting power of the then outstanding shares of Voting Stock; or

          (ii) is an Affiliate of this corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the combined voting power of the then outstanding shares of Voting Stock; or

          (iii) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the twenty-four month period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          C. A person shall be a "beneficial owner" of any Voting Stock:

          (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns directly or indirectly; or

          (ii) which such person or any of its Affiliates or Associates has the right to acquire, hold, vote or direct the vote (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or

          (iii) which are beneficially owned, directly or indi-rectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or under-standing (including, but not limited to, warrants, options or rights) for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

          D. For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph B of this sec-tion 3, the number of shares of Voting Stock deemed to be out-standing shall include shares deemed owned through application of paragraph C of this Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of con-version rights, exchange rights, warrants or options, or other-wise.

          E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1989.

          F. "Subsidiary" means any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by this corporation, provided, however, that for the purposes of the definition of "Interested Stockholder" set forth in paragraph B of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of Equity Security is owned, directly or indirectly, by this corporation.

          G. "Disinterested Director" shall mean any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the Effective Date, and any newly-elected or appointed director or any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

          H.   "Fair Market Value" shall mean:

          (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities Exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and

          (ii) in the case of stock of any class or series which is not traded on any United States registered securities exchange nor in the over-the-counter market or in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of Disinter-ested Directors in good faith.

          I. In the event of any Business Transaction in which this corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs B(i) and (ii) of Sec-tion 2 of this Article NINTH shall include the shares of common stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

          J. "Equity Security" shall have the meaning ascribed to such term in Section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on January 1, 1989.

          Section 4. Powers of the Board of Directors. A major-ity of the Disinterested Directors, or if there are no Disinter-ested Directors, a majority of the Directors, shall have the power and duty, consistent with their fiduciary obligations, to determine for the purposes of this Article NINTH, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a per-son is an Affiliate or Associate of another, (D) whether the assets which are the subject of any Business Transaction have, or the consideration to be received for the issuance or transfer of securities by this corporation or any Subsidiary in any Business Transaction has, an aggregate Fair Market Value of $10 million or more. A majority of the Directors shall have the further power to interpret all of the terms and provisions of this Article NINTH.

          Section 5.  No Effect on Fiduciary Obligations.
Nothing contained in this Article NINTH shall be construed to relieve the Board of Directors or any Interested Stockholder from any fiduciary obligation imposed by law.

          Section 6. Amendment, Repeal, etc. Notwithstanding any other provisions of this Certificate of Incorporation or the by-laws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation, the by-laws, any agreement with a national securities exchange, or otherwise) the affirmative vote of the holders of 75% or more of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to effect the amendment, alteration, change or repeal of, or the adoption of any provisions inconsistent with, this Article NINTH or any provision hereof.

          TENTH:    No director of the corporation shall be per-
sonally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law) or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (i) shall have breached the duty of loyalty to the corporation or its stockholders, (ii) shall not have acted in good faith regarding actions or omissions or shall have acted or omitted to act in a manner involving intentional misconduct or a knowing violation of law, or (iii) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Arti-cle TENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article TENTH, shall eli-minate or reduce the effect of this Article TENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                 - - - - -

          Upon this Restated Certificate of Incorporation becoming effective, as contemplated by the Plan, each share of the corporation's old common stock, $.125 par value per share, and each share of the $3.50 Cumulative Convertible Preferred Stock, no par value per share, outstanding immediately prior to the time that this Restated Certificate of Incorporation becomes effective, shall, without any further action on the part of the corporation or of any holder of stock of the corporation, be cancelled and cease to represent any ownership interest in the corporation, and new shares of fully paid and nonassessable Common Stock, no par value per share, of the corporation will be issued pursuant to the Plan.

          This Restated Certificate of Incorporation of Global
Marine Inc. shall become effective at 5:01 p.m. Delaware time, March 16, 1989, and shall not become effective until such time.

          IN WITNESS WHEREOF, said GLOBAL MARINE INC. has caused
this Certificate to be signed by John G. Ryan, its Senior Vice
President, and attested by Alexander A. Krezel, its Assistant
Secretary, this      day of March, 1989.

(SEAL)                        GLOBAL MARINE INC.



                              By: /s/ John G. Ryan
                                      John G. Ryan
                                  Senior Vice President
ATTEST:

By: /s/ Alexander A. Krezel
        Alexander A. Krezel
        Assistant Secretary